Exhibit 10.34

FORM

SONIC AUTOMOTIVE, INC.

2004 STOCK INCENTIVE PLAN

PERFORMANCE-BASED

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement is entered into as of <Date Granted> (the “Grant Date”) between SONIC AUTOMOTIVE, INC., a Delaware corporation (the “Company”), and <Name> (the “Recipient”).

WHEREAS, the Company has established the Sonic Automotive, Inc. 2004 Stock Incentive Plan (the “Plan”), pursuant to which the Company may, from time to time, make grants of restricted shares of the Company’s Common Class A Stock, par value $.01 per share (the “Common Stock”), to eligible employees and other individuals providing services to the Company and its Subsidiaries (as defined in the Plan);

WHEREAS, in consideration for the Recipient’s service to the Company and/or its Subsidiaries, the Company has determined to grant the Recipient restricted shares of the Company’s Common Stock pursuant to the terms and conditions of the Plan and this Restricted Stock Agreement; and

WHEREAS, the grant of restricted Common Stock also is in consideration for and conditioned upon the Recipient entering into the Restrictive Covenants and Confidentiality Agreement that accompanies this Restricted Stock Agreement (unless such Restrictive Covenants and Confidentiality Agreement was previously executed and delivered to the Company in connection with a prior stock incentive award).

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1. Grant of Restricted Stock. In consideration for the Recipient’s service to the Company and/or its Subsidiaries and subject to the terms and conditions set forth in this Restricted Stock Agreement and the Plan, the Company hereby grants to the Recipient              (            ) restricted shares of Common Stock (the “Target Grant”). As used in this Restricted Stock Agreement, the term “Restricted Stock” shall refer to the Target Grant or the Adjusted Grant (defined in Section 2 below), as applicable.

This grant of Restricted Stock also is subject to the Recipient’s entering into the accompanying Restrictive Covenants and Confidentiality Agreement. If the Recipient has previously executed and delivered to the Company the same Restrictive Covenants and Confidentiality Agreement in connection with a prior stock incentive award, the Recipient shall be deemed to have satisfied such condition with respect to this grant of Restricted Stock.

2. Performance Conditions. If [insert performance conditions], the Target Grant shall be immediately and automatically forfeited in its entirety and the Recipient shall not have any further interest in such shares of Common Stock. If [insert performance conditions], then the number of restricted shares of Common Stock subject to this Restricted Stock Agreement shall be adjusted [describe adjustment] (the “Adjusted Grant”).

3. Vesting Conditions. Subject to Section 2 above, the Restricted Stock shall vest [insert vesting schedule], except as otherwise provided below or elsewhere in this Restricted Stock Agreement. [Describe effect of “Termination of Service”]

4. Restrictions on Transferability. The Recipient may not sell, assign, convey, pledge, exchange, hypothecate, alienate or otherwise dispose of or transfer the Restricted Stock in any manner to the extent it remains unvested. No assignment, pledge or transfer of the Restricted Stock, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall be effective; but immediately upon any such attempt to assign, pledge or otherwise transfer the Restricted Stock, the Restricted Stock shall be forfeited.

5. Restrictive Covenants. In the event that the Company determines that the Recipient has violated the terms of any secrecy, confidentiality, noncompetition, no-solicit and/or no-hire covenants or clauses contained in any agreement with the Company and/or one or more Subsidiaries, including but not limited to any Restrictive Covenants and Confidentiality Agreement (even if such covenants, clauses or agreements are held invalid or unenforceable), then (a) any unvested shares of Restricted Stock and any vested shares of Common Stock that have not yet been delivered to the Recipient shall be immediately and automatically forfeited and rescinded upon such violation and (b) if any other shares of Restricted Stock have vested after such violation or within two (2) years prior to such violation, then (without regard to tax consequences) the Recipient agrees to return such shares of Common Stock to the Company or if the Recipient has sold or disposed of such shares, the Recipient agrees to immediately pay the Company an amount equal to the fair market value of such shares at the time of such sale or disposition. The Company and its Subsidiaries shall have the right to offset such amount against any amounts otherwise owed to the Recipient by the Company or a Subsidiary (including, but not limited to, wages or other compensation, vacation pay, fringe benefits or pursuant to any other compensatory arrangement). Notwithstanding the foregoing, nothing under this Section shall limit the Company’s or its Subsidiaries’ remedies under any such agreements containing secrecy, confidentiality, noncompetition, no-solicit and/or no-hire covenants or clauses or otherwise against the Recipient for violations thereof.

6. Forfeiture Procedures. In the event of any forfeiture of the Restricted Stock, such forfeiture shall be automatic and without further act or deed by the Recipient. Notwithstanding the foregoing, if requested by the Company (or its agent), the Recipient shall execute such documents (including, without limitation, a power of attorney in favor of the Company) and take such other action deemed necessary or desirable by the Company to evidence such forfeiture.

7. Tax Matters (Withholding and 83(b) Elections). The Recipient shall pay or make provision for payment to the Company or its Subsidiary, as applicable, through payroll or other withholding (which withholding the Recipient hereby authorizes) or other means acceptable to the Company or its Subsidiary and permissible under the Plan, the amount necessary to satisfy any federal, state or local withholding requirements applicable to any taxable event arising in connection with the Restricted Stock (including, without limitation, vesting events and the payment of dividends). If other satisfactory arrangements have not been made by the Recipient, the Company may retain from the Common Stock otherwise deliverable to the Recipient upon vesting of the Restricted Stock such number of shares with a fair market value equal to the required withholding amount. The determination of the withholding amounts due shall be made by the Company and its Subsidiaries and shall be binding upon the Recipient. The Company shall not be required to deliver such shares of Common Stock unless the Recipient has made acceptable arrangements to satisfy any such withholding requirements. Nothing in this Section shall be construed to impose on the Company a duty to withhold where applicable law does not require such withholding.

THE RECIPIENT ACKNOWLEDGES THAT THE RECIPIENT IS RESPONSIBLE FOR AND IS ADVISED TO CONSULT WITH THE RECIPIENT’S OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THE RECIPIENT THAT MAY ARISE IN CONNECTION WITH THE RESTRICTED STOCK, INCLUDING THE DECISION TO MAKE AND TIMELY FILE, AND THE CONSEQUENCES OF, ANY ELECTION UNDER SECTION 83(b) OF THE INTERNAL REVENUE CODE. THE RECIPIENT ALSO SHALL TIMELY DELIVER A COPY OF ANY SUCH SECTION 83(b) FILING TO THE COMPANY.

8. Book-Entry Form. The shares of Restricted Stock generally shall be evidenced in book-entry or similar form and maintained by or on behalf of the Company in such form. In such case, no stock certificates shall be issued and the applicable restrictions will be noted in the records of the Company and its transfer agent. Notwithstanding the foregoing, in the discretion of the Company, a certificate or certificates representing the Restricted Stock may be registered in the name of the Recipient and held in escrow or other custody by or on behalf of the Company. In either case, each certificate or book-entry record may bear such legends as the Company deems appropriate to reflect the applicable terms and conditions upon the Restricted Stock.

9. Rights as Shareholder. Notwithstanding the foregoing vesting and transfer restrictions that apply to the Restricted Stock, the Recipient generally shall otherwise have the beneficial ownership of the Restricted Stock and shall be entitled to exercise the rights and privileges of a shareholder with respect to the Restricted Stock, including the right to receive dividends (if any) paid with respect to such shares and the right to vote such shares; provided, however, that (a) any dividend payments will be made no later than the end of the calendar year in which the dividends are paid to shareholders of the Common Stock or, if later, the fifteenth day of the third month following the date the dividends are paid to shareholders of the Common Stock; and (b) with respect to any shares of Common Stock that arise from dividends or adjustments under Section 10 with respect to the Restricted Stock, the Recipient shall have the same rights and privileges, and shall be subject to the same restrictions, that apply to the Restricted Stock under this Restricted Stock Agreement and the Plan.

10. Adjustments; Change in Control. The Restricted Stock granted pursuant to this Restricted Stock Agreement may be subject to adjustment as provided in the Plan in the event of a merger, consolidation, recapitalization, reclassification, combination of shares, stock dividend, stock split, or other relevant changes in the Company’s capital structure. In addition, the Restricted Stock may become fully vested in connection with a “Change in Control” (as defined in the Plan).

The existence of the Restricted Stock shall not affect in any way the authority of the Company and its stockholders to exercise their corporate rights and powers, including, but not by way of limitation, the right of the Company to authorize any adjustment, reclassification, reorganization, or other change in its capital or business structure, any merger or consolidation of the Company, the dissolution or liquidation of the Company, the issuance of securities with preference ahead of or affecting the Common Stock, or any sale or transfer of all or any part of its business or assets.

11. Securities Laws. Notwithstanding any provision herein to the contrary or in the Plan, the Company shall be under no obligation to issue any shares of Common Stock to the Recipient pursuant to this Restricted Stock Agreement unless and until the Company has determined that such issuance is either exempt from registration, or is registered, under the Securities Act of 1933, as amended, and is either exempt from registration and qualification, or is registered or qualified, as applicable, under all applicable state securities or “blue sky” laws. Nothing in this Restricted Stock Agreement shall be construed to obligate the Company at any time to file or maintain a registration statement under the Securities Act of 1933, as amended, or to effect similar compliance under any applicable state laws with respect to the Common Stock that may be issued pursuant to this Restricted Stock Agreement. The Company may require that the Recipient make such representations and agreements and furnish such information as the Company deems appropriate to assure compliance with applicable legal and regulatory requirements.

12. Resolution of Disputes; Interpretation. Any question of interpretation, dispute or disagreement that arises under, or as a result of, this Restricted Stock Agreement shall be determined by the Committee in its absolute and uncontrolled discretion, and any such determination or other interpretation by the Committee pursuant to this Restricted Stock Agreement shall be final, binding and conclusive on all parties affected thereby.

13. Miscellaneous.

(a) Binding on Successors and Representatives. Subject to the transfer restrictions applicable to the Recipient hereunder and other conditions hereof, this Restricted Stock Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Recipient’s heirs, executors, administrators and personal representatives; and the parties agree, for themselves and their successors, representatives and assigns, to execute any instrument which may be necessary legally to effect the terms and conditions of this Restricted Stock Agreement.

(b) No Employment Rights. Nothing contained in this Restricted Stock Agreement shall confer upon the Recipient any right to continue in the employ or service of the Company or any Subsidiary nor interfere with or limit in any way the right of the Company or a Subsidiary to terminate the Recipient’s employment by, or performance of services for, the Company or Subsidiary at any time.

(c) Entire Agreement. This Restricted Stock Agreement together with the Plan constitute the entire agreement of the parties with respect to the Restricted Stock Agreement and supersedes any previous agreement, whether written or oral, with respect thereto. This Restricted Stock Agreement has been entered into in compliance with the terms of the Plan; wherever a conflict may arise between the terms of this Restricted Stock Agreement and the terms of the Plan, the terms of the Plan shall control.

(d) Amendment. Except as otherwise provided below or in the Plan, neither this Restricted Stock Agreement nor any of the terms and conditions herein set forth may be altered or amended orally, and any such alteration or amendment shall be effective only when reduced to writing and signed by each of the parties or their respective successors and assigns. Notwithstanding the foregoing, to the extent applicable, it is intended that this Restricted Stock Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Company or the Committee may, without obtaining the Recipient’s written consent, amend this Restricted Stock Agreement in any respect either deems necessary or advisable to comply with Section 409A of the Code and applicable regulations and guidance thereunder and/or to prevent this Restricted Stock Agreement from being subject to Section 409A of the Code.

(e) Construction of Terms and Definitions. Any reference herein to the singular or plural shall be construed as plural or singular whenever the context requires. Capitalized terms not otherwise defined in this Restricted Stock Agreement shall have the meanings ascribed to them in the Plan.

(f) Notices. All notices required and permitted to be given hereunder shall be in writing and shall be deemed to have been given (i) if delivered by hand, when so delivered; (ii) if sent by Federal Express or other overnight express service, one (1) business day after delivery to such service; or (iii) if mailed by certified or registered mail, return receipt requested, three (3) days after delivery to the post office. In each case, all notices shall be addressed to the intended recipient as follows or at such other address as is provided by either party by notice to the other:

If to the Company:	With a copy to:

Sonic Automotive, Inc.	Sonic Automotive, Inc.
Attention: Chief Financial Officer	Attention: General Counsel
6415 Idlewild Road, Suite 109	6415 Idlewild Road, Suite 109
Charlotte, NC 28212	Charlotte, NC 28212

If to the Recipient:

The Recipient’s address appearing in the Company’s records.

(g) Governing Law. This Restricted Stock Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without regard to its principles of conflict of laws. The parties agree that any action, suit or proceeding arising out of or related to this Restricted Stock Agreement shall be instituted only in the state or federal courts sitting in Mecklenburg County, North Carolina.

(h) Severability. The invalidity or unenforceability of any particular provision of this Restricted Stock Agreement shall not affect the other provisions hereof, and the Committee may elect in its discretion to construe such invalid or unenforceable provision in a manner which conforms to applicable law or as if such provision was omitted.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Agreement as of the day and year first written above.

SONIC AUTOMOTIVE, INC.	RECIPIENT: <NAME>

By:	(SEAL)

Title:

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